INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR                                 DEPARTMENT OF THE TREASURY
P.O. BOX 2508
CINCINNATI, OH 45201

Date:  May 9, 1996                 Employer Identification Number:
                                        35-1585763
                                   DLN:      355199002
RESORT CONDOMINIUMS
INTERNATIONAL, INC.                Person to Contact:  David E. Dixon
One RCI Plaza,                     Contact Telephone Number:
Woodview Trace                          (513) 684-3866
INDIANAPOLIS, IN 46268             Plan Name:
                                        RCI RETIREMENT SAVINGS PLAN
                                   Plan Number: 001

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b) (3) of the Income Tax Regualtions.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements of your plan. It also describes some events that automatically nullify it. it is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated April 09, 1996. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

     This determination letter is applicable for the amendment(s) adopted on June 30, 1994.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirment of section 1.401(a) (4)-1(b) (2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current avilability require-ments of section 1.401 (a) (4)-4(b) of the regulatiosn with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                        Sincerely yours,



                                        C. Ashley Bullard
                                        District Director


Enclosures:
Publicatiom 794
Reporting & Disclosure Guide
     for Employee Benefit Plans